U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

UCN, INC.

(Exact name of registrant as specified in its charter)

0-26917

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(Address of principal executive offices)

(801) 320-3300

(Registrant’s telephone number)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2007, the Board of Directors of UCN, Inc., approved upon the recommendation of the Compensation Committee certain changes to UCN’s Executive Officer Bonus Plan (“EOBP”). Previously, the EOBP targets, which are approved by UCN’s Compensation Committee and Board of Directors on an annual basis, had focused primarily on the performance of UCN’s inContact Segment (70 percent of the measurement for the plan) and EBITDA (30 percent of the measurement for the plan). EBITDA is a non-GAAP measure used internally and is measured by taking net income/ (loss) from operations and adding back, interest charges, taxes, depreciation and amortization.

The changes approved on August 7, 2007, eliminated the above-described 70/30 percent inContact Segment measure and the EBITDA measure and replaced them with an inContact revenue measure intended to align the EOBP with overall company strategy and focus on growing the inContact customer segment. At the beginning of each year the Compensation Committee will establish quarterly inContact revenue targets. If a quarterly target is achieved, the applicable bonus will be paid, and if not achieved, no bonus will be paid. The change is effective July 1, 2007 for the last two calendar quarters of 2007. No change was made in the maximum bonus amounts payable under the EOBP.

The new changes also instituted a minimum stock price trigger, greater than the previous year-end closing stock price, which minimum stock price must be achieved in order for executives to receive any amount of a bonus.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: August 10, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

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